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                     August 4, 2022

       Hope Taitz
       Chief Financial Officer
       Aequi Acquisition Corp.
       500 West Putnam Avenue, Suite 400
       Greenwich, CT 06830

                                                        Re: Aequi Acquisition
Corp.
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Filed on March 25,
2022
                                                            File No. 001-39715

       Dear Ms. Taitz:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction